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                                                                                                  Exhibit 12.1

                                         Hospitality Properties Trust
                               Computation of Ratio of Earnings to Fixed Charges
                                     (in thousands, except ratio amounts)





                                            Six Months Ended
                                                June 30,                     Year Ended December 31,
                                        -----------------------       --------------------------------------
                                          2001           2000           2000           1999           1998
                                          ----           ----           ----           ----           ----

Net Income                              $ 61,516       $ 59,839       $126,271       $111,929       $ 87,982
Fixed charges                             20,706         17,809         37,682         37,352         21,751
                                        --------       --------       --------       --------       --------
Adjusted earnings                       $ 82,222       $ 77,648       $163,953       $149,281       $109,733
                                        ========       ========       ========       ========       ========


Fixed Charges:
     Interest on indebtedness and
     amortization of deferred
     finance costs                      $ 20,706       $ 17,809       $ 37,682       $ 37,352       $ 21,751
                                        --------       --------       --------       --------       --------

Total fixed charges                     $ 20,706       $ 17,809       $ 37,682       $ 37,352       $ 21,751
                                        ========       ========       ========       ========       ========

Ratio of Earnings to Fixed
Charges                                    3.97x          4.36x          4.35x          4.00x          5.04x
                                        ========       ========       ========       ========       ========




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